Exhibit 99.1
PLEXUS CORP.
NON-GAAP SUUPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
ROIC Calculation

	Three Months Ended		Twelve Months Ended		Three Months Ended
	December 28, 2013		September 28, 2013		December 29, 2012
Operating income		$21,761				$21,484
Restructuring charges	3,605				—
Adjusted operating income		$25,366				$21,484
	x	4			x	4
Annualized operating income	101,464		96,623		85,936
Tax rate	x	9%	x	7%	x	6%
Tax impact		9,132	6,764			5,156
Operating income (tax effected)		$92,332	$89,859			$80,780

Average invested capital		$638,697	$642,133			$640,992
ROIC	14.5%		14.0%		12.6%

	December 28,	September 28,	June 29,	March 30,	December 29,	September 29,
	2013	2013	2013	2013	2012	2012
Equity	$722,021	$699,301	$679,539	$669,047	$664,515	$649,022
Plus:
Debt—current	3,796	3,574	2,984	2,893	10,310	10,211
Debt—non-current	256,949	257,773	258,758	258,789	259,516	260,211
Less:
Cash and cash equivalents	(324,156)	(341,865)	(285,604)	(276,507)	(274,183)	(297,619)
	$658,610	$618,783	$655,677	$654,222	$660,158	$621,825

Fiscal 2014 first quarter average invested capital (December 28, 2013 and September 28, 2013) was $638,697.
Fiscal 2013 fourth quarter average invested capital (September 28, 2013, June 29, 2013, March 30, 2013, December 29, 2012 and September 29, 2012) was $642,133.
Fiscal 2013 first quarter average invested capital (December 29, 2012 and September 29, 2012) was $640,992.